PART II

INFORMATION TO BE INCLUDED IN REPORT

In this semi-annual report, references to the “Company,” “Fund,” “we,” “us” or “our” or similar terms refer to Circle of Wealth Fund III LLC, an Idaho limited liability company and references to our “Manager” refer to Secured Investment Corp., a Wyoming corporation, our manager.

The Annual Report on Form 1-K, or the Annual Report, contains forward-looking statements. Investors should not place undue reliance on forward-looking statements, and should consider carefully the statements made in “Risk Factors” and elsewhere in our Offering Circular dated April 6, 2020, which are incorporated herein by reference, that identify important factors that could cause actual outcomes to differ from those expressed or implied in the Company’s forward-looking statements, and that could materially and adversely affect the Company’s business, operating results and financial condition. https://www.sec.gov/Archives/edgar/data/1762825/000173112220000349/e1852partiiandiii.htm

You should read the following discussion in conjunction with the Company’s audited financial statements and the related notes elsewhere in this Annual Report.

Item 1. Business

General.

The Company was formed on November 26, 2018. The Company engages in nationwide business purpose lending secured by non-owner-occupied properties and direct investment in real property in and around Spokane, Washington and Coeur d’Alene, Idaho. We utilize an investment strategy that is designed to safeguard our capital through what we believe to be adequate collateral on loans we make and have developed a detailed value analysis designed to produce attractive risk- adjusted returns. We directly manage the servicing and operational oversight of our assets through our Manager, Secured Investment Corp., rather than delegate those responsibilities to a third party.

Our Manager has the authority to make all of the decisions regarding our investments, subject to the limitations in our operating agreement. Our Manager also provides asset management, marketing, investor relations and other administrative services for the Company. Therefore, the Company does not currently have any employees and there is no intention hire any in the future.

The Company is currently offering to the public shares of its membership interests pursuant to an offering under Regulation A (the “Offering”) and an Offering Circular dated April 6, 2020, as it may be updated and amended from time to time (the “Offering Circular”). The Offering Circular is available through the SEC’s EDGAR site, www.sec.report/edgar, and may also be obtained by contacting the Company.

The Offering began on August 30, 2019. As of December 31, 2020, the Company had sold net units of membership interest in the amount of $2,275,027.

The Company’s investment objectives are to originate risk adjusted loans and capital appreciation through growth in value of our properties. For further detail regarding our investment strategies and objectives, you should carefully read the sections in the Offering Circular dated April 6, 2020 titled: “DESCRIPTION OF THE BUSINESS OF THE COMPANY”; “LENDING STANDARDS AND POLICIES”; and, “GENERAL STANDARDS FOR PURCHASING PROPERTIES.”

As of December 31, 2020, the Company held 19 secured loans outstanding, for a total secured loans outstanding of $1,995,674. The 19 loans held were located in 13 different states, with the following concentrations:

State	Loan Balance	Percentage
New Jersey	$528,750	26.49%
Pennsylvania	$276,750	13.87%
Georgia	$276,300	13.84%
Other*	$913,874	45.79%

* Other does not include states with loan concentrations greater than 10%.

As of December 31, 2020, the Company’s real estate owned consisted of real estate held in the amount of $142,993, and real estate held for sale in the amount of $127,049, for a total of $270,042.

Special Characteristics of the Company’s Industry; Covid-19 Pandemic; Legal Proceedings; and Recission Offer.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	difficulties in identifying properties, and consummating, real estate acquisitions, joint ventures and dispositions;
●	our failure to successfully operate acquired properties and operations;
●	exposure to liability relating to environmental and health and safety matters;
●	changes in real estate and zoning laws and increases in real estate property tax rates;
●	our failure to successfully implement a liquidity transaction, including listing our shares of common stock on a securities exchange;
●	loss of key personnel;
●	risks associated with breaches of our data security;
●	exposure to litigation or other claims;
●	legislative or regulatory changes impacting our business or our assets;
●	changes in business conditions and the market value of our assets, including changes in interest rates, market rents, resident defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;
●	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities managed by our Manager;
●	our ability to access sources of liquidity when we have the need to fund redemptions of shares of our common stock in excess of the proceeds from the sales of shares of our common stock in our continuous offering and the consequential risk that we may not have the resources to satisfy redemption requests;
●	our compliance with applicable local, state and federal laws, including the Investment Advisers Act, the Investment Company Act and other laws; and
●	changes to generally accepted accounting principles, or GAAP.

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions, including but not limited to: its ability to raise sufficient funds from investors to fund loans and acquire real estate as well as potential changes to Regulation A. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations. The operations of certain borrowers and investors are located in geographic locations which have continued to have certain restrictions on gatherings of people due to the COVID-19 pandemic. The extent to which COVID-19 will impact the Company will depend on future developments, which are highly uncertain and cannot be predicted. The Company may be negatively impacted by industry loan purchasers ceasing or limiting their operations due to the ongoing impacts of the novel coronavirus pandemic and associated tightening of credit markets.

The Company is not currently involved in any legal actions. However, routine legal actions are a normal part of activities for companies that own secured loans and real property. In the opinion of management, such matters will not have a significant adverse effect on the results of operations or financial position of the Company.

The Manager expects to revise the Company’s Offering Circular to include the terms of the recission offer described in the Offering Circular as filed with the Securities & Exchange Commission on April 6, 2020. The Company intends to fund the rescission offer with $100,000 of cash and $525,000 of additional funds from the Manager. If some or all of the investors eligible to participate in the recission offer choose to do so it could have a materially adverse impact on the Company.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations – For the Period Ended ending December 31, 2019

The Company’s current cash balance as of December 31, 2019 was $ 179,641, loans receivables at $430,769, and interest receivable of $7,016. The total assets were at $640,676. In addition, as of December 31, 2019, the revenue from mortgage interest was $7,639, revenue from the gain on sale of loans at $7,818, with loan origination fee income and closing fee income of $1,962 and late fee revenue at $0.00. The Company had no gain on sales of real estate owned during this period. The Company had operating expenses at $25,635 to include asset management fees, performance fees, provisions for loan losses, audit and tax professional fees, interest expense and other operating expenses, which resulted in a net loss for the period ending December 31, 2019, of $8,215.

Results of Operations – For the Period Ended ending December 31, 2020

The Company’s cash balance as of December 31, 2020 was $90,388, loans receivables at $1,964,140, and interest receivable of $17,923. The total assets were at $2,388,036. In addition, as of December 31, 2020, the revenue from mortgage interest was $107,921, revenue from the gain on sale of loans at $45,072, with loan origination fee income and closing fee income of $36,540 and late fee revenue at $1,120. The company ad gains on sales of real estate owned of $29,561. The Company had operating expenses at $ 162,763 to include asset management fees, performance fees, provisions for loan losses, audit and tax professional fees, interest expense and other operating expenses, which resulted in net income for the period ending December 31, 2020 of $57,451.

As of December 31, 2020, the Company held 19 senior secured loans with an outstanding principal balance to borrowers of $1,995,674.

The Company acquired its first real property assets during the period ending December 31, 2020. We intend to continue to rehabilitate and sell properties in Spokane WA and Coeur d’Alene ID.

We are working diligently to deploy our cash on hand by originating new senior secured loans through our Manager’s expanding pipeline of borrower applications and real property acquisition targets.

During the period of November 2019 to April 2020, we temporarily ceased offering Membership Interests in order to amend our offering circular. The amendment was qualified by the Securities and Exchange Commission on April 10, 2020.

The cash balance may not be sufficient to fund the limited levels of operations for any period of time. In order to execute the plan of operations, the Company will require varying amounts of capital based on the loans and/or properties the Company intends to fund or acquire. The Company intends to continuously offer Membership Interests to Investors on an ongoing basis to operate is business plan.

In March 2020, in connection with the novel coronavirus pandemic and the related government forbearance programs, we received hardship forbearance requests from several borrowers. Many borrowers mistakenly believed that their loans were subject to these government protections, when in reality our business purpose investment loans are beyond the scope of the government’s coronavirus pandemic relief programs. However, we reviewed each hardship request on an individual basis and did grant temporary forbearance in several instances. The relief granted gave borrowers a temporary reprieve from monthly payments, with the skipped payments coming due at the maturity of the loan. As of December 31, 2020, all of the loans that were granted temporary forbearance were performing, with borrowers having resumed all required payments.

An important investment strategy of the Company is to sell originated notes to third parties, thereby freeing up the Company’s capital to make additional loans. In connection with the novel coronavirus pandemic and the related pausing of credit markets, certain industry loan purchasers ceased purchasing of new loans from the Company and there can be no assurance that that trend will not continue. We believe we have been able to limit the impact of this development by relying on and expanding our network of individual third-party loan purchasers. At the time of filing this semiannual report, most of our industry loan purchaser contacts have reengaged and may resume active loan purchasing, although there can be no such assurance. In order to further reduce the impact of tightening credit markets, our Manager has provided us with an unsecured line of credit of $750,000 at 9% per annum to facilitate the funding of originated loans in the event third party loan purchasers were not available. Additional terms and conditions of the line of credit and the Company’s usage of it are explained in greater detail in the notes to the financial statements in this semiannual report.

Several states have enacted temporary moratoriums on foreclosures and evictions that may impact the Company. We did not have any defaulted notes during the period covered by this semiannual report. However, the enacted moratoriums could negatively impact Company performance in the event of borrower defaults in the applicable states.

The Manager anticipates that other material trends or uncertainties, favorable or unfavorable, including economic conditions affecting the commercial and residential real estate industry and real estate generally, may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. Our capital sources may include net proceeds from the sale of Membership Interests, cash flow from operations, net proceeds from loan repayments and sales, net proceeds from sales of real estate acquisitions, and borrowings under credit facilities. The Company hopes to receive income from the loans it makes in the form of interest, fee and points and in some situations profit sharing in certain equity transactions. A loss reserve may be maintained by the Company, as determined by the Manager, in its sole and absolute discretion.

As of December 31, 2020, the Company remains in the early stages of development and its cash balance as of December 31, 2020 is $$90,388, with total assets at $2,388,036. The Company will likely have liquidity problems if it cannot raise sufficient funds to operate. Liquidity problems will limit the Company’s diversification in terms of type, number and size of loans we make and real property we are able to acquire. Liquidity is further impacted by performance of the specific loans we make and real property assets we acquire. The Company intends to continuously offer Membership Interests.

In addition, in order to execute the plan of operations, the Company will require varying amounts of capital based on the loans and/or properties the Company intends to fund or acquire. Potential future sources of capital include secured or unsecured financings from our Manager, banks, or other lenders, establishing additional lines of credit, proceeds from the sale of assets and undistributed cash flow, subject to the limitations described throughout this semiannual report. Note that, currently, we have not identified any additional source of financing, other than the proceeds from our guidance line of credit from our Manager, and there is no assurance that such sources of financing will be available on favorable terms or at all. The Company intends to fund the rescission offer with $100,000 of cash on hand and $525,000 of additional funds from the Manager. If a significant number portion of investors to whom recission has been offered, accept the offer, the Company’s liquidity and capital resources would be adversely impacted.

Liquidity and capital resources may also be materially adversely impacted by industry loan purchasers ceasing or limiting their operations due to the ongoing impacts of the novel coronavirus pandemic and associated tightening of credit markets. Our inability to raise substantial funds would increase the Company’s fixed operating expenses as a percentage of gross income and would limit our ability to make distributions.

Outlook and Recent Trends

The novel coronavirus pandemic has created economic uncertainties that continue to have an adverse impact on economic and market conditions. The worldwide impact of the of the pandemic has been significant and will likely remain so for some time, resulting in material uncertainty and risk with respect to the Company’s future performance and future financial results. We have identified the following impacts on our outlook caused by the coronavirus pandemic that may adversely affect our business, as well as weakness in the real estate market generally: foreclosure moratoriums, reduced number of industry buyers of our real estate loans, and borrower hardship forbearances as mentioned in our results of operations, which could result in reduced values for commercial real estate and higher cap rates.

We are preparing for a number of negative effects of COVID-19 including:

●	A potential decrease in the number of phone calls and visits from potential new loan applicants, home purchasers, and tenants.
●	A potential decrease in rents and occupancy and increase in rent delinquency.
●	Changes to our operating procedures. Due to COVID-19, many necessary changes were made to operations in early March 2020 including enhanced social distancing requirements and new protections for our employees. The effects of these are anticipated to play out over the next three quarters. However, we will minimize the impact of these changes by staying proactive and nimble in our business decisions.
●	Changes to operating policies have been made to conform to the requirements of the CARES Act. The main impacts of the bill are a moratorium on providing residents with notices to vacate, on the filing of evictions, and waiving charges pertaining to non-payment of rent. Operations will be brought back in line as soon as possible. We expect these trends to continue and perhaps accelerate, depending on the trajectory of COVID-19 and attempts by state and local governments to re-open their economies. Among other possible outcomes:
●	Occupancy levels might decrease and demand from new home buyers may decrease, although we have seen no material change yet as compared to the same periods in 2019.
●	We intend to limit or pause rent increases on current residents until the pandemic eases.
●	We expect some tenants or prospective tenants to re-locate for financial reasons. In some cases, tenants may leave the market altogether, by moving in with relatives for example. Due to the nature of this uncertainty, we are unsure whether the net effect for our properties will be positive or negative.
●	We expect that this economic uncertainty will cause some families to postpone buying a house and rent instead, increasing the pool of potential tenants, but decreasing the pool of potential homebuyers.
●	The pandemic has caused significant uncertainty in the value of assets, including real estate. Until that uncertainty is resolved, we anticipate fewer transactions to reach closing and it might be difficult for us to borrow money or raise capital by selling equity.
●	If occupancy rates and rents decrease while delinquencies increase, we or the entities in which we invest could be unable to meet our or their obligations as they become due. A reduction in cash flow and/or asset values could also cause us or the entities in which we invest to be in default under their respective loan covenants. Either scenario could lead to foreclosure and the loss of one or more properties.

We do not know how long the pandemic will last or how its effects will ripple through the American economy. We will continue to manage for the highest possible originations, home sales, and occupancies and we will continue to work closely with residents, affected by COVID-19, to create realistic and agreeable payment plans where necessary. These efforts coupled with aggressive expense control management will create the best possible position for our assets during this uncertain time.

Furthermore, we will extend a rescission offer to purchasers of our membership interests due to an omission in an earlier version of our Offering Circular to state that affiliates of ours entered into a settlement agreement with the Washington Division of Financial Institutions for violations of the registration provisions of the Washington Business Opportunities Fraud Act and certain litigation settled in Utah in 2009. Pursuant to the rescission offer, purchasers may request a refund of their investment plus statutory interest by notifying us of their decision to do so during a specified time period. If a significant number of purchasers elect to accept the offer to rescind their purchases, our liquidity would be adversely affected to the extent of such rescissions.

We believe our strategy of lending on secured non-owner-occupied properties and direct investment in real property in and around Spokane, Washington and Coeur d’Alene, Idaho, will leave the Company well situated to endure potential economic slowdowns due to the relatively stable nature of the residential real estate markets, but there can be no guarantee of this and our actual results could be materially different.

Item 3. Directors and Officers

Manager / Executive Officers / Significant Employees Information

Name	Position	Age	Term of Office
Michael Jerrow	Chief Operating Officer of the Manager	43	June 2020
Lee Aaron Arnold	President and Director of Manager	41	December 2011
Jaclyn Genemarie Olsen- Arnold	Chief Financial Officer and Director of Manager	42	December 2011
Heather Dreves	Manager	4	October 2020

Compensation of Manager and Execute Officers

Name	Capacities in which Compensation was Received [1]	Cash Compensation	Other Compensation	Total Compensation [2]
Michael Jerrow	Chief Operating Officer of the Manager	$224,575.04	N/A	$224,575.04
Jaclyn Genemarie Olsen-Arnold	Chief Financial Officer and Director of Manager	$308,851.90	N/A	$308,851.90
Lee Aaron Arnold	President and Director of Manager	$442,472.01	N/A	$442,472.01
Heather Dreves	Manager of Circle of Wealth Fund III LLC and Director of Funding of Manager	$109,742.30	N/A	$109,742.30

[1]	The Company is managed by Secured Investment Corp., a Wyoming corporation and Heather Dreves.

[2]	No portion of the officer’s compensation was paid from or will be paid by the Company. All the Managers’ employees shall be compensated by SIC and, accordingly, the Company will not directly pay any compensation to the officers of the Manager.

Item 4. Security Ownership of Management and Certain Securityholders

No executive officers or other management own any securities of the Company greater than 10%.

Item 5. Interest of Management and Others in Certain Transactions

For further details, please see Note 7, Related Party Transactions in the Audited Financial Statements below.

We are subject to various conflicts of interest arising out of our relationship with our Manager, our Manager and their affiliates. We discuss these conflicts below and conclude this section with a discussion of the corporate governance measures we have adopted to mitigate some of the risks posed by these conflicts.

General

Our Manager and its affiliates will experience conflicts of interest in connection with the management of our business. Currently the Company intends to conduct most of its business of funding, making, acquiring, and/or purchasing Loans from loans that are brokered by the Manager. The Manager currently manages a separate offering of membership interests, similar to this Company. The Manager is raising capital on behalf of Secured Investment High Yield Fund II, LLC (“SIHYF II”) in order to invest in loans and acquire properties or portfolios of properties. SIHYF II’s offering is exempt from registration under Rule 506 of Regulation D of the Act. Since the Company may solely be funding Loans that are originated by the Manager, this may result in the principals of the Company engaging in transactions that are not to the best advantage of the Company and could be perceived as more financially advantageous to the Manager. Notwithstanding the foregoing, the Company intends to invest in Loans that are in best interests of the Company and the Loans will have terms that are commercially reasonable and advantageous to the Company.

Some of the material conflicts that our Manager and its affiliates may face include the following:

●	Our Manager must determine which investment opportunities to recommend to us and other entities affiliated with our Manager. Our Manager has previously managed, as of the date of this offering circular, one privately offered real estate fund that may have similar investment criteria to our own. It is possible that this fund could compete with us for investment opportunities.
●	Our Manager will have to allocate their time among us, our Manager’s business and other programs and activities in which they are involved, including, potentially, additional private or publicly offered investment funds.

Allocation of Manager’s and Affiliates’ Time

We rely on our Manager for the day-to-day operation of our business. As a result of their interests in other affiliates of our Manager, their obligations to other investors, and the fact that they engage in and will continue to engage in other business activities on behalf of themselves and others, they will face conflicts of interest in allocating their time among us, our Manager and other affiliates of our Manager and other business activities in which they are involved. However, we believe that our Manager and its affiliates have sufficient professionals to fully discharge their responsibilities to the affiliates of our Manager for which they work. Our Manager’s officers and directors and the key real estate and debt finance professionals of our manager performing services on behalf of our Manager are also officers, directors, managers and/or key professionals of Secured Investment High Yield Fund II, LLC. As a result, they owe duties to each of these entities, their shareholders, members and limited partners. These duties may from time to time conflict with the duties that they owe to us.

Item 6. Other Information

None

Item 7. Financial Statements

Item 8. Exhibits

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

(Exact name of issuer as specified in its charter) Circle of Wealth Fund III LLC

By (Signature and Title)/s/ Lee Aaron Arnold, President and CEO of Secured Investment Corp., Manager

Date March 30, 2021

CIRCLE OF WEALTH FUND III LLC

By:	/s/ Lee Aaron Arnold
Lee Aaron Arnold, President and CEO of Secured Investment Corp., Manager

Date:	March 30, 2021

REPORT OF FINANCIAL STATEMENTS

CIRCLE OF WEALTH FUND III, LLC

December 31, 2020 and 2019

Item 3. FINANCIAL STATEMENTS

Index to Audited Financial Statements of Circle of Wealth Fund III, LLC

Report of Independent Auditors

To the Members

Circle of Wealth Fund III, LLC

Report on the Financial Statements

We have audited the accompanying financial statements of Circle of Wealth Fund III, LLC, which comprise the balance sheet as of December 31, 2020, and the related statements of income and changes in members’ equity, and cash flows for the year then ended, and the related notes to the financial statements. The financial statements of Circle of Wealth Fund III, LLC for the year ended December 31, 2019, were audited by another auditor whose report dated March 5, 2020, expressed an unmodified opinion on those financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Circle of Wealth Fund III, LLC as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Spokane, Washington

March 16, 2021

F-1

Circle of Wealth Fund III, LLC

Balance Sheets (audited)

Years Ended December 31, 2020 and 2019

	2020	2019

ASSETS
Cash and cash equivalents	$90,388	$179,641
Mortgage interest receivable	17,923	7,062
Mortgage loans receivable held for sale, net	1,964,140	430,769
Interest-only strip receivables, net	35,363	7,016
Prepaid expenses	10,180	16,187
Real estate owned, net	270,042	-

Total assets	$2,388,036	$640,676

LIABILITIES
Accounts payable	$11,776	$3,000
Asset management fees payable	-	1,895
Subscription liability	31,000	-
Due to related party	19,451	18,996
Accrued dividend payable	1,262	-
State tax payable	283	-

Total liabilities	63,773	23,891

MEMBERS’ EQUITY
Membership units, $1,000 par, 50,000 units authorized and 2,275.027 and 625.000 units outstanding as of December 31, 2020 and 2019, respectively	2,324,263	616,785

Total liabilities and members’ equity	$2,388,036	$640,676

F-2	See accompanying notes.

Circle of Wealth Fund III, LLC

Statements of Income (audited)

Years Ended December 31, 2020 and 2019

	2020	2019
REVENUES
Mortgage interest income	$107,921	$7,639
Gain on sales of loans	45,072	7,818
Gain on sales of real estate owned	29,561	-
Loan origination fee income	29,161	1,465
Closing fee income	7,379	497
Late fee and other income	1,120	-

Total revenues	220,214	17,420

OPERATING EXPENSES
Asset management fees	21,019	1,895
Performance fees	7,020	-
Provision for loan losses	7,362	338
Professional fees	71,187	21,061
Real estate owned expenses	30,406	-
Other operating expenses	25,769	2,341

Total operating expenses	162,763	25,635

NET INCOME (LOSS)	$57,451	$(8,215)

Income (loss) per unit attributable to members	$33.51	$(13.69)

Weighted average number of membership units outstanding	1,369.118	201.750

Distributions declared per unit	$25.87	$-

See accompanying notes.	F-3

Circle of Wealth Fund III, LLC

Statements of Changes in Members’ Equity (audited)

Years Ended December 31, 2020 and 2019

			Retained
			Earnings	Total
	Membership Units		(Accumulated	Members’
	Units	Amount	deficit)	Equity
December 31, 2018	25.000	$25,000	$-	$25,000
Proceeds from issuance of membership units	600.000	600,000	-	600,000
Distributions declared on membership units	-	-	-	-
Redemption of membership units	-	-	-	-
Net loss	-	-	(8,215)	(8,215)
December 31, 2019	625.000	625,000	(8,215)	616,785
Proceeds from issuance of membership units	1,714.455	1,714,455	-	1,714,455
Distributions declared on membership units	(60.428)	(60,428)	-	(60,428)
Redemption of membership units	(4.000)	(4,000)	-	(4,000)
Net income	-	-	57,451	57,451
December 31, 2020	2,275.027	$2,275,027	$49,235	$2,324,263

F-4	See accompanying notes.

Circle of Wealth Fund III, LLC

Statements of Cash Flows (audited)

Years Ended December 31, 2020 and 2019

	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$57,451	$(8,215)
Adjustments to reconcile net income to net cash provided by operating activities
Provision for losses on loans	7,362	338
Gain on sales of loans	(45,072)	(7,818)
Loans funded	(4,981,898)	(683,567)
Proceeds from payoffs or sales of mortgage loans	3,486,238	260,278
Change in operating assets and liabilities
Mortgage interest receivable	(10,861)	(7,062)
Interest-only strip receivables, net	(28,348)	(7,016)
Prepaids expenses	6,007	(13,187)
Accounts payable	8,776	-
Asset management fees payable	(1,895)	1,895
Due to related party	455	18,996
Accrued liability	1,545	-

Net cash used for operating activities	(1,500,239)	(445,359)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of real estate	(432,578)	-
Capitalized improvements on real estate owned	(30,589)	-
Proceeds from sale of real estate owned	193,125	-

Net cash used for investing activities	(270,042)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on line of credit	400,000	-
Repayment of line of credit	(400,000)	-
Member subscriptions received	31,000	-
Members’ contributions	1,714,455	600,000
Members’ distributions	(60,428)	-
Members’ capital withdrawals	(4,000)	-

Net cash from financing activities	1,681,027	600,000

NET CHANGE IN CASH AND CASH EQUIVALENTS	(89,254)	154,641

CASH AND CASH EQUIVALENTS, January 1	179,641	25,000

CASH AND CASH EQUIVALENTS, December 31	$90,388	$179,641

See accompanying notes.	F-5

Circle of Wealth Fund III, LLC

Statements of Cash Flows (audited)

Years Ended December 31, 2020 and 2019

	2020	2019

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
Cash paid for Interest	$9,440	$-

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES
Members’ earnings distributions included in distributions payable	$1,262	$-

F-6	See accompanying notes.

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 1 – Nature of Operations

Circle of Wealth Fund III, LLC (the "Fund") is an Idaho limited liability company that was organized to make, fund, originate, refinance, purchase, sell and/or otherwise acquire loans secured by first or junior position deeds of trust or mortgages on non-owner occupied residential and commercial properties located throughout the United States; and acquire, develop, rehabilitate, and/or hold and/or sell non-owner occupied real estate located throughout the United States. The Fund is managed by Secured Investment Corp., a Wyoming corporation (the "Manager"). The Fund receives certain operating and administrative services from the Manager, some of which are not reimbursed to the Manager. The Fund's financial position and results of operations would likely be different absent this relationship with the Manager.

The Fund will continue indefinitely unless dissolved under provisions of the operating agreement at an earlier date.

Note 2 – Summary of Significant Accounting Policies

Cash and cash equivalents – The Fund considers all highly liquid financial instruments with maturities of three months or less at the time of purchase to be cash equivalents. Cash on deposit occasionally exceeds federally insured limits. The Fund believes that it mitigates this risk by maintaining deposits with major financial institutions.

Risks and uncertainties – The Fund's business and operations are sensitive to general business and economic conditions in the U.S. along with local, state, and federal governmental policy decisions. A host of factors beyond the Fund's control could cause fluctuations in these conditions, including but not limited to: its ability to raise sufficient funds from investors to fund loans and acquire real estate as well as potential changes to Regulation A. Adverse developments in these general business and economic conditions could have a material adverse effect on the Fund's financial condition and the results of its operations. The operations of certain borrowers and investors are located in geographic locations which have continued to have certain restrictions on gatherings of people due to the COVID-19 pandemic. The extent to which COVID-19 will impact the Fund will depend on future developments, which are highly uncertain and cannot be predicted.

Management estimates and related risks – The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Such estimates relate principally to the determination of the allowance for loan losses, interest-only strip receivables on loans sold and fair value of real estate held and serving as collateral for Fund loans. Although these estimates reflect management's best estimate, it is at least reasonably possible that a material change to these estimates could occur in the near term.

The fair value of real estate, in general, is impacted by current real estate and financial market conditions. Should these markets experience any significant declines, the resulting collateral values of the Fund's loans will likely be negatively impacted. The impact to such values could be significant and as a result, the Fund's actual loan losses could differ significantly from management's current estimates.

F-7

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies (continued)

Mortgage loans receivable held for sale, net – Mortgage loans, the majority of which the Fund intends to make available for sale to prospective investors, generally are stated at the lower of cost or fair value. Mortgage loans receivable make up the only class of financing receivables within the Fund's lending portfolio. Loans are generally originated with terms of one to 24 months and are interest-only until maturity.

If the probable ultimate recovery of the carrying amount of a loan, with due consideration for the fair value of collateral, is less than amounts due according to the contractual terms of the loan agreement and the shortfall in the amounts due are not insignificant, the carrying amount of the investment shall be reduced to the present value of estimated future cash flows discounted at the loan's effective interest rate. If a loan is collateral dependent, it is valued at the estimated fair value of the related collateral.

Interest is accrued daily on the principal of the loans. If events and or changes in circumstances cause management to have serious doubts about the further collectability of the contractual payments, a loan may be categorized as impaired and interest is no longer accrued. Any subsequent payments on impaired loans are applied to reduce the outstanding loan balances including accrued interest and advances.

The Fund has a policy for discontinuing the accrual of interest on loans after payments become greater than 90 days’ delinquent. Loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. The interest on these loans is accounted for on the cash basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses – Loans and the related accrued interest are analyzed on a periodic basis for recoverability. Delinquencies are identified and followed as part of the loan system. A provision is made for losses on loans to adjust the allowance for loan losses to an amount considered by management to be adequate, with due consideration to collateral value, to provide for unrecoverable loans and receivables, including impaired loans, accrued interest and advances on loans. As a collateral-based lender, the Fund does not consider credit risks which may be inherent in a further segmented loan portfolio as a basis for determining the adequacy of its allowance for loan losses but rather focuses solely on the underlying collateral value of the loans in its portfolio to do so. As a result, the Fund does not consider further segmentation of its loan portfolio and related disclosures necessary. The Fund writes off uncollectible loans and related receivables directly to the allowance for loan losses once it is determined that the full amount is not collectible.

Troubled debt restructurings (TDR) – Loans may occasionally be restructured due to economic or legal reasons relating to the borrower’s financial condition by granting a concession in attempt to protect the investment. Examples of such concessions include forgiveness of principal or accrued interest, extending the maturity date(s), or providing a lower than market interest rate that would normally not be available for a transaction of similar risk. This generally occurs when the financial condition of the borrower needs to be given temporary or permanent relief from the original contractual terms of the loan. A loan restructured in a troubled debt restructuring is an impaired loan and is accounted for as such.

F-8

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies (continued)

Interest-only strip receivables, net – Interest-only strip receivables represent the present value of residual cash flows the Fund expects to receive on mortgage loans receivable sold to third-party investors after having been originated by the Fund. The value of these receivables is determined by estimating the future cash flows using assumptions of key factors, such as prepayment and default rates and discount rates appropriate for the type of asset and risk. The value of interest-only strip receivables could be affected by external factors, such as changes in the behavior patterns of customers and changes in the strength of the economy; therefore, actual performance could differ from these assumptions. The Fund evaluates the performance of the receivables relative to these assumptions on a regular basis. The Manager negotiates the participation interest to be earned by the Fund for loans sold on a case-by-case basis. The interest-only strip rates earned by the Fund during the years ended December 31, 2020 ranged from 0% to 5%. The Fund sold and retained a beneficial interest in the interest only strip receivables of 34 loans totaling approximately $2,539,873 during the year ended December 31, 2020. The Fund sold and retained a beneficial interest in the interest only strip receivables of 4 loans totaling approximately $250,995 during the year ended December 31, 2019.

Real estate owned, net – Real estate purchased is recorded at cost. Costs of real estate improvements are capitalized, whereas costs relating to holding real estate are expensed. The portion of interest costs relating to development of real estate is capitalized.

Impairment losses of real estate held and held for sale are measured as the amount by which the carrying amount of a property exceeds its fair value less estimated costs to sell. Impairment losses of real estate held for use are determined by comparing the expected future undiscounted cash flows of the property, including any costs that must be incurred to achieve those cash flows, to the carrying amount of the property. If those cash flows are less than the carrying amount of the property, impairment is measured as the amount by which the carrying amount of the asset exceeds its fair value. Valuations are periodically performed by management, and any subsequent write downs are recorded as a charge to operations.

Fair value measurements – Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Fund determines the fair values of its assets and liabilities based on a fair value hierarchy that includes three levels of inputs that may be used to measure fair value (Level 1, Level 2 and Level 3).

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Fund has the ability to access at the measurement date. An active market is a market in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Level 2 inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs reflect the Fund's own assumptions about the assumptions market participants would use in pricing the asset or liability (including assumptions about risk). Unobservable inputs are developed based on the best information available in the circumstances and may include the Fund's own data.

F-9

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies (continued)

Fair value measurements (continued) – The Fund does not record loans at fair value on a recurring basis but uses fair value measurements of collateral security in the determination of its allowance for loan losses. The fair value for impaired secured loans is determined using the sale comparison, income and other commonly used valuation approaches.

The following methods and assumptions were used to estimate the fair value of financial instruments:

●	Secured loans (Level 3). For loans in which a specific allowance is established based on the fair value of the collateral, the Fund records the loan as nonrecurring Level 2 if the fair value of the collateral is based on an observable market price or a current appraised value. If an appraised value is not available or the fair value of the collateral is considered impaired below the appraised value and there is no observable market price, the Fund records the loan as nonrecurring Level 3.
●	Interest-only strip receivables (Level 3). For interest-only strip receivables, the Fund estimates the fair value using internal valuation models. The fair value of these receivables is determined by estimating the future cash flows using assumptions of key factors, such as prepayment and default rates and discount rates appropriate for the type of asset and risk.

Subscription liabilities and subscription funds in transit – The Fund accepts subscription agreements and funds from prospective investors who wish to become members of the Fund. If the subscription funds are needed in the normal course of the Fund's operations on any day other than the first day of the month, the subscription funds will be borrowed at an annual rate of 6% for the odd days within the month the borrowing took place. Subscription funds pending investment into the Fund totaled $31,000 as of December 31, 2020, and have been reflected as a subscription liability in the accompanying financial statements. During the year ended December 31, 2020, the Fund did not make any borrowings on the subscription funds. There was no subscription liability as of December 31, 2019 and no interest expense on subscription fund borrowings.

Deferred loan origination fees – Loan origination fees represent amounts charged by the Fund to the borrowers for such things as points, loan processing fees, underwriting fees and other similar charges. As the majority of the Fund's loans are held for sale, the Fund defers recognition of the fees until the loan is sold.

Income taxes – The Fund is a limited liability company for federal and state income tax purposes. Under the laws pertaining to income taxation of limited liability companies, no federal income tax is paid by the Fund as an entity. Each individual member reports on their federal and state income tax returns their distributive share of Fund income, gains, losses, deductions and credits, whether or not any actual distribution is made to such member during a taxable year.

The Fund has evaluated its current tax positions and has concluded that as of December 31, 2020 and 2019, the Fund does not have any significant uncertain tax positions for which a reserve would be necessary.

F-10

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies (continued)

Change in accounting principle - In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenues from Contracts with Customers (Topic 606). The standards core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In effect, companies are required to exercise further judgment and make more estimates prospectively. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU No. 2014-09 was effective January 1, 2019 for the Fund. The Fund has evaluated the new guidance and determined that interest income and income from servicing mortgage loans are outside the scope of ASC No. 606. The Fund also determined that fee income on mortgage loan originations is outside the scope of ASC No. 606 as it continues to be accounted for in accordance with ASC No. 948. As a result, the adoption of ASU No. 2014-09 did not have a material impact on its financial statements.

Recent Accounting Pronouncements – In June 2016, the FASB issued Accounting Standards Update 2016-13 (“ASU 2016-13”), Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. In November 2019, the FASB voted to delay the effective date of this standard by two years. The standard will now be effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2022, with early adoption permitted. We are currently in the process of evaluating the impact of the adoption of this standard on our financial statements.

Subsequent events – The Fund has evaluated subsequent events through March 16, 2021, the date the financial statements were available to be issued. No subsequent events have occurred that would have a material impact on the presentation of the Fund's financial statements.

Note 3 – Fund Provisions

The Fund is an Idaho limited liability company. The rights, duties and powers of the members of the Fund are governed by the operating agreement and the Idaho Limited Liability Company Act. The following description of the Fund's operating agreement provides only general information. Members should refer to the Fund's operating agreement and private placement memorandum for a more complete description of the provisions. The Manager is in complete control of the Fund business, subject to the voting rights of the members on specified matters. The Manager acting alone has the power and authority to act for and bind the Fund.

F-11

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 3 – Fund Provisions (continued)

Members representing a majority of the outstanding Fund membership interests may approve or disapprove any of the following matters: (i) the Fund's merger with or conversion into another entity; (ii) causing the Fund to incur debt which would exceed the amount provided for in the offering circular; (iii) a transaction, not expressly permitted by the operating agreement or offering circular, involving a conflict of interest between the Manager and the Fund; (iv) remove the Manager if: (1) the Manager is convicted or found liable for an act of gross negligence or fraud which materially lowers the net asset value of the Fund, and (2) the holders of at least a majority of the outstanding membership interests vote in favor of such removal; (v) election of a successor manager; (vi) amendments to the operating agreement.

Profits and losses – Profits and losses accrued during any accounting period shall be allocated among the members in accordance with their respective membership interests maintained throughout that accounting period.

Fund expenses – The Fund shall bear all costs and expenses associated with the operation of the Fund, including, but not limited to, the annual tax preparation of the Fund's tax returns, any state and federal income tax due, legal fees, accounting fees, filing fees, and any required independent audit reports required by agencies governing the business activities of the Fund, foreclosure costs and expenses associated with the foreclosing on assets, costs associated with force placed insurance, and costs and expenses associated with the disposition of assets. For the years ended December 31, 2020, and 2019 the Manager elected to absorb all operating and administrative expenses of the Fund besides those which have been reflected in the Fund's statement of income and changes in members' equity.

Distributions – The Fund will make distributions of one hundred percent of net available proceeds from operations to all members payable monthly. The Fund will make all distributions to the members in proportion to the membership interest they held during the period for which the distribution is declared until each member has received six percent (6%) non-cumulative annual return. If returns are higher than 6% non-cumulative annual return, the remaining funds will be distributed 50% to the members in proportion to their membership interests and 50% to the Manager as a performance fee.

Liquidity, capital withdrawals and early withdrawals – There is no public market for interests of the Fund and none is expected to develop in the foreseeable future. There are substantial restrictions on transferability of membership interests. Any transferee must be a person that would have been qualified to purchase a member unit in the offering and a transferee may not become a substituted member without the consent of the Manager.

A member may withdraw as a member of the Fund and may receive a return of capital provided that the following conditions have been met: (i) the member has been a member of the Fund for a period of at least twelve (12) months; and (ii) the member provides the Manager with a written request for a return of capital at least 90 days prior to such withdrawal. Once the withdrawal is approved by the Manager, the Member may only withdraw up to 25% percent of the total withdrawal amount each following calendar quarter until the full amount is withdrawn. The Fund will use its best efforts to honor requests for a return of capital subject to, among other things, the Fund's then cash flow, the amount of Fund reserves and the Fund's then-current financial condition.

F-12

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 4 – Mortgage Loans Receivable, net

Mortgage loans receivable, net, for the years ended December 31, 2020 and 2019 consisted of the following:

	2020	2019

Mortgage loans receivable held for sale, net	$1,995,674	$439,100
Deferred loan origination fees	(16,134)	(7,993)
Allowance for loan losses	(7,700)	(338)

	$1,971,840	$430,769

Activity in the allowance for loan losses was as follows for the years ended December 31, 2020 and 2019:

	2020	2019

Beginning balance as of January 1	$338	$-
Provision for loan losses	7,362	338

Ending balance as of December 31	$7,700	$338

Allocation of the allowance for loan losses by collateral type for the years ended December 31, 2020 and 2019 consisted of the following:

	2020	2019

Non-owner occupied residential (1-4 units)	$7,700	$338

There were no impaired loans or no nonaccrual loans as of December 31, 2020 and December 31, 2019.

There were no loans modified under troubled debt restructurings for the year ended December 31, 2020. There were no loans modified as TDRs within the previous 12 months and for which there was a payment default, defined as being 60 days or more past due, during the year ended December 31, 2020.

F-13

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 5 – Real Estate Owned

Real estate owned as of December 31, 2020 consists of the following:

Real estate held	$142,993
Real estate held for sale	127,049

$270,042

There was no real estate owned as of December 31, 2019.

Real estate owned activity during the year ended December 31, 2020 was as follows:

Beginning balance	$-
Purchase of real estate	432,578
Capitalized improvements	30,589
Sales of real estate owned	(193,125)

Balance as of December 31, 2020	$270,042

There was no activity in real estate owned for the year ended December 31, 2019.

Note 6 – Fair Value of Financial Measurements

There were no assets or liabilities measured at fair value on a recurring basis in 2020 or 2019. It is Fund policy is to recognize transfers at the date of the event or change in circumstances that caused the transfer.

Assets measured at fair value on a nonrecurring basis – Assets are considered to be measured at fair value on a nonrecurring basis if the fair value measurement of the instrument does not necessarily result in a change in the amount recorded on the balance sheets. Generally, nonrecurring valuation is the result of the application of other accounting pronouncements that require assets to be assessed for impairment or recorded at the lower of cost or fair value.

Information about Level 3 fair value measurements – The following methods and assumptions were used to estimate the fair value of financial instruments:

Impaired loans – Impairment on loans is measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral, less estimated selling costs, if the loan is collateral-dependent. The fair value is generally estimated using market comparable sales. There were no impaired loans remeasured to fair value as of December 31, 2020 and 2019.

F-14

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 6 – Fair Value of Financial Measurements (continued)

Real estate owned – At the time of foreclosure, real estate owned is recorded at the lower of the recorded investment in the loan, plus any senior indebtedness, or at the property’s estimated fair value, less estimated costs to sell, as applicable. The fair value is generally estimated using market comparable sales. There were no real estate owned properties remeasured to fair value as of December 31, 2020 and 2019.

Interest-only strip receivables, net – The Fund estimates the fair value of interest-only strip receivables using an internal valuation model. The fair value of these receivables is determined by estimating the future cash flows using assumptions of key factors, including prepayment and default rates and discount rates appropriate for the type of asset and risk.

There were no liabilities measured at fair value on a nonrecurring basis in 2020. The following table presents the Fund’s assets measured at fair value on a nonrecurring basis (there were no transfers between categories in 2020):

	Level 1	Level 2	Level 3	Total

At December 31, 2020 Interest-only strip receivables	$-	$-	$35,363	$35,363

	$-	$-	$35,363	$35,363

There were no liabilities measured at fair value on a nonrecurring basis in 2019. The following table presents the Fund’s assets measured at fair value on a nonrecurring basis (there were no transfers between categories in 2019):

	Level 1	Level 2	Level 3	Total

At December 31, 2019 Interest-only strip receivables	$-	$-	$7,016	$7,016

	$-	$-	$7,016	$7,016

The valuation techniques used for fair value Level 3 nonrecurring assets during the years ending December 31, 2020, are shown in the following table:

	Fair Value	Valuation Technique	Unobservable Input	Discount Rate

Interest-only strip receivables	$35,363	Discounted cash flow	Discounted Rate	10%

F-15

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 6 – Fair Value of Financial Measurements (continued)

The valuation techniques used for fair value Level 3 nonrecurring assets during the years ending December 31, 2019, are shown in the following table:

	Fair Value	Valuation Technique	Unobservable Input	Discount Rate

Interest-only strip receivables	$7,016	Discounted cash flow	Discounted Rate	10%

Loan servicing fees – Fund loans are serviced by a third-party servicer and a related party servicer selected by the Manager. The loan servicing companies will receive compensation from the Fund for performing these loan servicing activities. The loan servicing companies may also be entitled to retain up to 100% of any late fees and all fees for payoff demand statements and related documents, and return check charges. Loan servicing fees amounted to $2,028 and $96 for the years ended December 31, 2020 and 2019, respectively.

Note 7 – Related Party Transactions

Line of credit – In May 2020, the Fund entered into a line of credit agreement with the Manager with a maximum borrowing limit of $750,000. The line of credit is unsecured and can be used to facilitate the Fund in closing loans or acquiring properties and other general business purpose of the fund. The line of credit bears interest at the rate of 9%. There was no outstanding balance on the line of credit as of December 31, 2020. Interest expense on the line of credit amounted to $9,440 for the year ended December 31, 2020.

Loan origination points – At the closing of a target asset, a borrower will pay origination points. The origination points shall be disbursed at the closing of a target asset in the following manner: 80% to the Manager or an affiliated company and 20% to the Fund. The Fund recognized loan origination fees of $29,161 and 1,465 for the years ended December 31, 2020 and 2019. Deferred loan origination fees of $23,834 and $7,993 for the years ended December 31, 2020 and 2019 have been included in mortgage loans receivable, net on the accompanying balance sheet.

Asset management fees – The Manager earns asset management fees of 1.75% of the Fund's total asset base as of the last day of the calendar month. The asset management fees are payable beginning on the first day of the first calendar month after the first deployment. Asset management fees earned by the Manager amounted to $21,019 and $1,895 for the years ended December 31, 2020 and 2019, respectively.

Performance fees – As described in Note 3, after payment to members of a priority return, the Manager is eligible to receive performance fees. Performance fees earned by the Manager amounted to $7,020 for the year ended December 31, 2020. There were no performance fees earned by the Manager for the year ended December 31, 2019.

F-16

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 7 – Related Party Transactions (continued)

Operating expenses – The Manager shall be entitled to reimbursement by the Fund for all reasonable and customary expenses incurred in the formation of the Fund and in the ongoing management of the Fund. For the years ended December 31, 2020 and 2019, the Manager elected to absorb all operating and administrative expenses of the Fund besides those which have been reflected in the Fund’s statement of income and changes in members’ equity.

Loan brokerage fees – For its services in connection with the selection and origination of Fund loans, the Manager charges loan brokerage fees to the borrowers. These fees are paid directly by the borrowers and are not expenses of the Fund.

Rehabilitation services – Arnold Professional Holdings, Inc. (APH), a Washington corporation, is owned by the Chief Executive Officer (CEO) of the Manager. APH is a Washington licensed, bonded and insured general contractor. APH provides general construction services to the Fund in the state of Washington, which may include repairing, renovating and improving real estate investments. APH will receive compensation for its services equal to cost plus twenty percent (20%) plus up to an additional fifteen percent (15%) bonus on the net profit from the sale of the real estate investment after deducting all costs (including rehabilitation expenses) and selling expenses.

During the year ended December 31, 2020, the Fund paid $27,751 in rehabilitation services, including compensation as described above to APH. There were no rehabilitation services paid for the year ended December 31, 2019.

Selling expenses – The CEO of the Manager, is a licensed real estate agent with Keller Williams. The CEO will be retained as the exclusive listing agent for all real estate investments in the state of Washington. The Fund will pay the customary six percent (6%) real estate commission for all real estate investment sold to be shared equally by the listing agent and buyer's agent unless otherwise agreed.

In addition, there will be instances where a real estate investment listing will be given to a licensed real estate agent in another market who pays a referral fee for the listing. It is not uncommon for a referring agent to receive a 20%-40% share of the commission which will be paid to the listing agent in that market.

F-17

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 8 – Loan Concentrations and Characteristics

The loans are secured by recorded deeds of trust or mortgages with the following characteristics as of December 3, 2020:

As of December 31,
2020
Number of secured loans outstanding	19

Total secured loans outstanding	1,995,674

Average secured loan outstanding	$105,035

Average secured loan as a percentage of total loans	5.26%

Average secured loan as a percentage of members’ equity	4.52%

Largest secured loan outstanding	$214,500

Largest secured loan as a percentage of total loans	10.75%

Largest secured loan as a percentage of members’ equity	9.23%

Number of secured loans over 90 days past due in interest and still accruing	-

Number of secured loans in foreclosure	-

Approximate principal of secured loans in foreclosure	$-

Number of secured loans on non-accrual status	-

Approximate investment in secured loans on non-accrual status	$-

Number of secured loans considered to be impaired	-

Approximate investment in secured loans considered to be impaired	$-

Average investment in secured loans considered to be impaired	$-

Approximate amount of foregone interest on loans considered to be impaired	$-

Estimated amount of impairment on loans considered to be impaired (included in the allowance for loan losses)	$-

Number of secured loans over 90 days past maturity	-

Approximate principal of secured loans over 90 days past maturity	$-

Number of states where security is located	13

Number of counties where security is located	15

F-18

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 8 – Loan Concentrations and Characteristics (continued)

The Funds’ secured loans are located in various states as follows:

	Loan Balances	Percentage

State
New Jersey	$528,750	26.49%
Pennsilivania	276,750	13.87%
Georgia	276,300	13.84%
Other *	913,874	45.79%

	$1,995,674	100%

*	Other does not include any states with loan concentrations greater than 10%. There was one county, Essex county, in New Jersey that had concentration of 19.05% of total secured loans. There were no other counties with loan concentrations greater than 10%.

The following categories of secured loans were held as follows:

First trust deeds or mortgages	$1,995,674

Loans by type of property
Non-owner occupied residential (1-4 units)	$1,995,674

The schedule below presents the status of the secured loans with regards to interest payments as follows:

Days outstanding
Current (0 to 30 days)	$1,995,674
31 to 90 days	-
91 days and greater	-
$1,995,674

The future maturities of secured loans are as follows:

Year ending December 31,

2021	$1,467,712
2022	452,420
2025	75,542

$1,995,674

F-19

Circle of Wealth Fund III, LLC

Notes to Financial Statements

Note 9 – Commitments and Contingencies

Legal proceedings – The Fund is involved in various legal actions arising in the normal course of business. In the opinion of management, such matters will not have a significant adverse effect on the results of operations or financial position of the Fund.

Recission Offer – The Manager is in the process of amending the Fund’s Offering Circular to further clarify the terms of the recission offer described in the Offering Circular as filed with the Securities & Exchange Commission on April 6, 2020. The Fund intends to offer to repurchase membership interests from Fund members who purchased membership interests between August 30, 2019 and December 20, 2019, subject to requalification of the offering by the Securities & Exchange Commission. The recission offer would allow investors to receive a refund of their investment at the price of their initial capital contribution, plus interest at the current statutory rate per year (as determined by state law in the state the investor resides), from the date they were purchased through the date the investor elects to rescind minus any income received on the Membership Interests during the time they were held by the investor. The Fund intends to fund the rescission offer with $100,000 of cash on hand and $525,000 of additional funds from the Manager, which will be held in an escrow account with an escrow services company pending completion of the rescission offer. Panhandle Escrow Company, Inc. will not serve as the escrow company. The Manager is currently seeking approval from state regulators for the use of an alternative escrow services company.

F-20